Master Government Securities LLC
File Number: 811-21300
CIK Number: 1186241
For the Period Ending: 03/31/2009

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six month period ended March 31, 2009.

Purchase (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
10/01/2008	$67,200	Merrill Lynch, Pierce, Fenner & Smith	1.00%	10/08/2008
10/08/2008	68,450	Merrill Lynch, Pierce, Fenner & Smith	0.75	10/15/2008
10/15/2008	70,000	Merrill Lynch, Pierce, Fenner & Smith	0.75	10/22/2008
10/22/2008	70,000	Merrill Lynch, Pierce, Fenner & Smith	0.95	10/29/2008
10/29/2008	69,900	Merrill Lynch, Pierce, Fenner & Smith	0.45	11/05/2008
11/05/2008	67,750	Merrill Lynch, Pierce, Fenner & Smith	0.35	11/12/2008
11/12/2008	66,600	Merrill Lynch, Pierce, Fenner & Smith	0.30	11/19/2008
11/19/2008	65,800	Merrill Lynch, Pierce, Fenner & Smith	0.35	11/26/2008
11/26/2008	65,700	Merrill Lynch, Pierce, Fenner & Smith	0.40	12/03/2008
12/03/2008	64,500	Merrill Lynch, Pierce, Fenner & Smith	0.30	12/10/2008
12/10/2008	64,500	Merrill Lynch, Pierce, Fenner & Smith	0.02	12/17/2008
12/17/2008	63,950	Merrill Lynch, Pierce, Fenner & Smith	0.05	12/24/2008
12/24/2008	64,600	Merrill Lynch, Pierce, Fenner & Smith	0.10	12/31/2008
12/31/2008	63,250	Merrill Lynch, Pierce, Fenner & Smith	0.05	01/07/2009